Exhibit 10.3

STEPHEN H. BROLLY
INCENTIVE COMPENSATION
This incentive compensation agreement (“Agreement”) is entered into this 23rd day of December 2014, effective as of the 1st day of January 2015, by and among FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“Fidelity Southern”), FIDELITY BANK, a Georgia banking corporation (the “Bank”), and Stephen H. Brolly (“Brolly”). Fidelity Southern and the Bank are referred to collectively as “Fidelity.”
For each calendar year during the Employment Period (as defined below), the Compensation Committee (“Committee”) of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Management) the percentage of base salary available for incentive compensation consideration and the executive incentive compensation evaluation criteria, which will include corporate and individual performance measurements, goals and objectives, both financial and non-financial, for such calendar year prior to or at the commencement of the calendar year. The term “Employment Period” means the period of time commencing on January 1, 2015 until the earlier of (i) the date Brolly’s employment terminates for any reason and (ii) December 31, 2018, or such additional period of time as may be mutually agreed among the parties. Brolly will be paid incentive compensation (“Incentive Compensation”), if any, in cash as determined by the Committee following its evaluation of corporate and individual performance relative to the executive compensation criteria established at the beginning of each calendar year during the Employment Period and such other measures or modifications as the Committee at its sole discretion, may consider.
Brolly will be eligible for up to 50% of base compensation as Incentive Compensation. The Committee will determine the actual amount of incentive compensation annually, in accordance with the standards set forth herein. The Committee will evaluate Fidelity’s and Brolly’s annual performance relative to the following financial and non-financial measurements, goals and objectives, and such other measures and modifications as the Committee, in its sole discretion, may consider in the determination of Incentive Compensation to be paid for each calendar year during the Employment Period.

1.
Financial Performance Measurements based on the Fidelity budget for each calendar year (these measurements may be modified for evaluation purposes at any time during a calendar year based on changes in the strategic plan, the business plan, competitive or economic factors, changes in regulatory or accounting rules, laws or regulations or such other factors as the Committee, in its sole discretion, may determine):

Exhibit 10.3

▪	Net income

▪	Earnings per share (EPS)

▪	Return on equity (ROE)

▪	Return on assets (ROA)

▪	Total stockholder return

▪	Loan growth

▪	Asset quality

▪	Deposit growth

▪	Net interest margin

▪	Noninterest income

▪	Noninterest expense management and control

▪	Business unit net income

2.	Non-financial corporate and individual goals including but not limited to:

▪	Compliance with laws and regulations including Compliance and Safety and Soundness ratings of 2 or better

▪	Hiring proven lenders and managers, as identified, to grow loans and deposits or develop, expand or improve operations and products and services and their delivery

▪	Opening new branches and loan production offices to profitably expand market presence

▪	Market share growth

▪	Development/expansion of profitable products/services and delivery systems

▪	Furtherance of or achievement of strategic goals and objectives

▪	Individual performance based on competitive, legal, regulatory, and economic conditions

▪	Such other factors as the Compensation Committee in its sole discretion may consider in determining the amount, if any, of Incentive Compensation to be awarded.

The right of Brolly to receive Incentive Compensation, if any, hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Brolly is entitled pursuant to the Agreement and the determination of the Committee at its sole discretion to Incentive Compensation for a period of less than a full year, the Incentive Compensation, if any, for such year shall vest on the last day of his employment.

Within 60 days after the end of each calendar year, management shall calculate and evaluate Fidelity’s and Brolly’s performance relative to the Criteria and provide such calculations and evaluations to the Committee for its review.

The Committee shall, no later than March 15 of each calendar year, make its own independent assessment of the extent to which the Criteria and such other measures and modifications as the Committee, in its sole discretion, may consider have been achieved; and, based on its assessment, shall

Exhibit 10.3

award and pay Incentive Compensation in such amounts, if any, as it deems to have been earned by Brolly.

The Committee may revise or modify the Criteria for the year to the extent the Committee, in the exercise of its sole and absolute discretion, believes necessary or deems equitable in light of any unexpected or unusual or non-recurring circumstances or events, including but not limited to, changes in accounting rules, accounting practices or procedures, tax and other laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in regulatory fees or costs, any extraordinary or unanticipated competitive or economic circumstances, or any other factors as the Committee may determine.

In addition, in determining whether or to the extent that any one or more of the Criteria have been met, the Committee may adjust Fidelity’s financial results to exclude the effects of any or all extraordinary items (as determined under generally accepted accounting principles) and any other unusual or non-recurring items that distort year-to-year comparisons of results or otherwise distort results for the year (either on an entity, business unit, or consolidated basis) and consider the impact on results of other events, including but not limited to, charges or costs associated with restructurings of Fidelity, discontinued operations, acquisitions or dispositions of business entities or assets, reorganizations, mergers or divestures, the effects of competition or economic conditions, and of changes in tax, regulatory or accounting rules, laws or regulations.

Payment is to be made in cash, restricted stock, or any other appropriate legal manner during the two and one-half month period in the calendar year following the calendar year for which the Incentive Compensation is earned ending on March 15. The Committee, in its sole discretion, during a calendar year may make a non-refundable prepayment of a portion of the Incentive Compensation to Brolly if it believes that the partial payment will not exceed the amount of the Incentive Compensation for that calendar year.

Nothing contained in this Agreement shall be construed to be an employment contract between Brolly and Fidelity. The Agreement will be binding upon and inure to the benefit of Fidelity Southern, the Bank, affiliates, Brolly and their respective heirs, representatives and successors. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws. All disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia (“AAA”) by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement.
Notwithstanding any other provision of this Agreement, Fidelity's obligations under this Agreement shall be subject to compliance with applicable laws and regulations, including without limitation, regulations addressing Golden Parachute and Indemnification Payments (12 CFR § 359) (the "Rules"). In consideration for the benefits Brolly will receive pursuant to the terms of this Agreement, Brolly hereby voluntarily waives any claim against the United States or Fidelity for any

Exhibit 10.3

changes to the payments or benefits that are required to comply with the Rules. Brolly acknowledges that the Rules may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called "golden parachute" agreements) that are provided for under this Agreement. This waiver includes all claims Brolly may have under the laws of the United States or any state related to the requirements imposed by the Rules, including without limitation a claim for any compensation or other payments Brolly would otherwise receive, any challenge to the process by which the Rules were adopted and any tort or constitutional claim about the effect of the Rules on Brolly's employment relationship.
This Agreement be executed in counterparts (which may be exchanged by facsimile or e-mail), each of which is deemed an original, but which together shall constitute one and the same instrument.

Exhibit 10.3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FIDELITY SOUTHERN CORPORATION
By:    /s/ James B. Miller, Jr.
Name:    James B. Miller, Jr.
Title:     Chairman
FIDELITY BANK
By:    /s/ H. Palmer Proctor, Jr.
Name:    H. Palmer Proctor, Jr.
Title: President

BROLLY
/s/ Stephen H. Brolly
Stephen H. Brolly

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